Exhibit 99.1

Encorium Group Reports 2010 Results and Announces Preliminary Results
and New Business Awards for the First Six Months of 2011

Espoo Finland, Oct. 6, 2011/PRNewswire/ -- Encorium Group, Inc. (ENCO.PK) (the “Company”), a full service international clinical research organization (CRO) conducting studies in over 30 countries for many of the world’s leading pharmaceutical and biotechnology companies, today announced its financial results for 2010, preliminary financial results for the first six months of 2011 and its amount of new business awards for the first six months of 2011.

Financial Results for Fiscal Year 2010

The year 2010 was challenging for the company.  The difficulties in the financial markets were reflected in the ability of the biotechnological drug development companies to finance their clinical development. Also, the policy of the large pharmaceutical companies to increasingly use large CRO companies as preferred providers had a detrimental effect on our business. The net revenue for 2010 decreased $5.0 million to $12.9 million as compared to $17.9 million for 2009, a 28% decrease. The decline in net revenue for 2010 was due primarily to a decrease in the number of contracts and related contract values of active clinical studies being conducted by the Company along with an $881 thousand unfavorable foreign currency fluctuation. The net loss from continuing operations for the year ended December 31, 2010 increased to $9.1 million, or $(2.40) per diluted share, as compared to $3.1 million, or $(1.16) per diluted share for the year ended December 31, 2009, primarily due to a decreased number of contracts and related contract values. Impairment losses for the year ended December 31, 2010 totaled $3.6 million compared to $0 for the year ended December 31, 2009.  See the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for a complete discussion of the Company’s financial results.

Preliminary Financial Results for Six Months Ended June 30, 2011

The Company believes that financial results for the first six months of 2011 will show a significant improvement in the Company’s financial performance.  Although the Company expects that net revenues for the first six months of 2011 will decrease 5% to $6.4 million compared to net revenues of $6.8 million for the first six months of 2010, the net loss is estimated to range from $1.5 – $1.9 million, compared to the net loss of $2.7 million for the first six months of 2010.  We believe that the expected reduction in the net loss is mainly due to our cost savings and downsizing initiatives, which resulted in the reduction of total operating expenses (excluding reimbursement of out-of-pocket expenses) from $9.5 million to about $7.7 million during the six months ended June, i.e. a reduction of about $1.8 million or 19%.

These results are unaudited and preliminary.  The Company has not yet completed the preparation of its financial statements for the fiscal quarters ended March 31, 2011 and June 30, 2011.  There can be no assurance that the foregoing results for the first six months of 2011 will not be subject to further adjustments upon the completion of such financial statements.

New Business Awards for Six Months Ended June 30, 2011

The Company was awarded new business contracts worth $13.1 million during the first six months of 2011. The contracts represented a wide array of different therapeutic fields, but CNS, diabetes and oncology studies constituted, volume-wise, the most important indications.

The signed contract based back log was $16 million at June 30, 2011. The average revenue recognition roll-out period of these contracts is expected to be about 18 months.

Dr. Kai Lindevall, CEO of the Company, stated: “Year 2010 was the most challenging year in the history of the Company. However, starting from the first quarter 2011, the Company experienced a significant flow of new business awards. The amount of new business wins in the second quarter continued to be good. Furthermore, the business awards for Latin America have continued to grow. We see a substantial traction towards our business in the emerging markets, especially Latin America. This means that our acquisition of Progenitor International Research is starting to provide return on investment.  The losses during the past two years have created substantial strains on the liquidity of the Company.  Consequently, the Board of Directors has decided to seek suitable financial and strategic partners to help the Company improve its liquidity and to be able to use its full potential in the market place.  However, the Company does not intend to disclose any developments regarding its exploration of strategic alternatives, unless and until its Board of Directors has approved a specific transaction.   There can be no assurance that a transaction will result from this process.”

Forward-Looking Statements

When used in this press release and in other public statements, both oral and written, by the Company and Company officers, the words “estimate,” “project,” “expect,” “intend,” “believe,” “anticipate” and similar expressions are intended to identify forward-looking statements regarding events and trends that may affect the Company’s future operating results and financial position.  Such statements are subject to risks and uncertainties that could cause the Company’s actual results and financial position to differ materially.  Such factors include, among others: the Company’s ability to continue as a going concern; the Company’s ability to generate sufficient cash from its operations; the Company’s ability to obtain financing; the risk that the Company may not have sufficient funds to operate its business and may have to scale back or cease operations; the Company’s failure to maintain effective internal control over financial reporting and disclosure controls and procedures; the Company’s success in attracting new business and retaining existing clients and projects; the size, duration and timing of clinical trials the Company is currently managing; the termination, delay or cancellation of clinical trials the Company is currently managing; the timing difference between the Company’s receipt of contract milestone or scheduled payments and the Company’s incurring costs to manage these trials; outsourcing trends in the pharmaceutical and biotechnology industries; the ability to maintain profit margins in a competitive marketplace; the Company’s ability to attract and retain qualified personnel; the sensitivity of the Company’s business to general economic conditions; and other economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services and prices.  In addition, announced awards received from existing and potential customers are not definitive until fully negotiated contracts are executed by the parties, and the Company’s backlog may not be indicative of future results and may not generate the revenues expected.

You should not place undue reliance on any forward-looking statement.  The Company undertakes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.  Please refer to the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for a more complete discussion of factors which could cause the Company’s actual results and financial position to change.